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                                                                   EXHIBIT 10.33


                            STOCK PURCHASE AGREEMENT

                                  by and among

                               THE STOCKHOLDERS OF

                              STEADI-SYSTEMS, LTD.,

                             DAISYTEK, INCORPORATED

                                       and

                       DAISYTEK INTERNATIONAL CORPORATION




                                 January 5, 1998




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         STOCK PURCHASE AGREEMENT dated as of January 5, 1998 among RICHARD D.
SCHOENBERG, ROBERT SCHOENBERG and STEVEN KLEIN (each, a "Seller" and collectively, the "Sellers"), DAISYTEK, INCORPORATED, a Delaware corporation (the "Purchaser") and DAISYTEK INTERNATIONAL CORPORATION, a Delaware corporation ("Parent").

         WHEREAS, the Sellers are the record and beneficial owner of all of the issued and outstanding shares of Common Stock, no par value (the "Shares"), of Steadi-Systems, Ltd., a California corporation (the "Company"); and

         WHEREAS, the Company is a distributor of media products and video hardware to the filmed entertainment and multimedia industries (the "Business"); and

         WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the Shares, subject to and in accordance with the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Parent, the Purchaser and the Sellers hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

         "Abrams Agreement" means the agreement between the Company and Larry Abrams dated the date hereof pursuant to which the Company has agreed, subject to the conditions set forth therein, to pay to Larry Abrams the principal amount of $223,000, of which $163,000 is payable on the Closing Date and $60,000 is payable on May 15, 1998.

         "Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation, in each case, by or before any Governmental Authority.

         "Additional Agreements" means the Employment Agreements and the Options.

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "Audited Financial Statements" has the meaning set forth in Section
4.7.



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         "Bank Debt" means the Indebtedness owing by the Company to Congress
Financial Corporation.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

         "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System.

         "Closing" and "Closing Date" have the meanings specified in Section
2.3.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Stock" means the shares of Common Stock, no par value, of the Company.

         "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor or by contract, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Cost of Sales" means, for any fiscal year, the sum of (a) the aggregate of the Steadi Group's equipment purchases, film stock purchases, video tape purchases, audio tape purchases, data media purchases, repair purchases, digital tech purchases and miscellaneous purchases and freight cost less purchase returns and allowances, rebates and discounts plus or minus net Inventory adjustments and giving effect to the establishment of appropriate reserves in respect of Inventory obsolescence, in each case, determined in a manner consistent with the Audited Financial Statements and (b) the aggregate cost of sales incurred by Parent or any Affiliate thereof in respect of New Business for such fiscal year, determined in a manner consistent with Parent's financial statements.

         "D&T" means Deloitte & Touche, L.L.P.

         "Employment Agreements" means the Employment Agreements to be executed by the Company and each of Richard D. Schoenberg and Robert Schoenberg, as of the Closing Date, substantially in the form of Exhibit A hereto.

         "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential



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arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "Environment" means surface waters, groundwaters, soil, subsurface strata and ambient air.

         "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit (hereinafter "Claims"), including without limitation (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

         "Environmental Laws" means any federal, state or local law or any foreign law, including any statute, rule, regulation, ordinance, code or rule of common law, now or hereafter in effect and in each case as amended, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 6901 et seq.; the Clean Water Act, 33 U.S.C. ss.ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq.; the Atomic Energy Act, 42 U.S.C. ss.ss. 2011 et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq.

         "Environmental Permits" means all permits, written approvals, U.S. Environmental Protection Agency or state generator numbers, licenses and other authorizations from applicable Governmental Authorities required under any applicable Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "GAAP" means generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

         "Governmental Authority" means any United States federal, state, local, possession or foreign governmental, regulatory or administrative authority, agency or commission, or any political subdivision thereof, or any court, tribunal or arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.




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         "Gross Profit" means, for any fiscal year, Net Sales minus Cost of
Sales for such fiscal year, as determined in a manner consistent with the Audited Financial Statements and, with respect to New Business, Parent's financial statements.

         "Hazardous Materials" means (a) petroleum and petroleum fuels, lubricants and cleaning agents, radioactive materials, friable asbestos material as defined under 40 C.F.R. 61.141, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls in concentrations of 50 ppm, and radon gas; (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials" or "extremely hazardous wastes"; and
(c) any other chemical, material or substance exposure to which is regulated pursuant to any applicable Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Immediate Family" means any spouse, brother, sister, parent or child of any specified individual.

         "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

         "Intellectual Property" means all trademarks, patents, copyrights, tradenames, service marks, logos and all registrations and applications for registration thereof and all renewals or reissues thereof.




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         "Inventories" and "Inventory" mean all inventory, merchandise, goods, raw materials, finished goods, packaging and supplies, maintained, held (including, without limitation, on consignment) or stored by or for any member of the Steadi Group, and held or offered for sale in the ordinary course of the Business, and any prepaid deposits for any of the same, but excluding any fixed assets (as such term is used in the Audited Financial Statements) held or offered for lease or rent.

         "Knowledge" (including the terms "to the knowledge of" or "to the best knowledge of") means, with respect to the Sellers, the actual personal knowledge of one or more of the Sellers at the time when the applicable statement is made as evidenced by one or more written statements or other documentary evidence.

         "Leased Real Property" means the real property leased by any member of the Steadi Group, as tenant, together with, to the extent leased by such member, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

         "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any law (including, without limitation, any Environmental Law), rule, regulation, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking, including all indemnification obligations under any charter document, any indemnity agreement or as permitted under applicable law.

         "Material Adverse Effect" means any circumstance, change in, or effect on, the Business that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business, taken as a whole: (a) is, or would be, materially adverse to the operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business or (b) would materially adversely affect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted by the Steadi Group.

         "Material Contracts" has the meaning specified in Section 4.8.

         "Multiplier" means, for the 12 month period ending December 31, 1998 (the "1998 Multiplier") or the 12 month period ending December 31, 1999 (the "1999 Multiplier"), the percentage (not to exceed 100%) set forth in the intersecting cell of the applicable Net Revenue column and Gross Profit column for such fiscal year as set forth on Exhibit B attached hereto.

         "New Business" means the sale of goods or services by Parent or any Affiliate thereof to any third party and which meets the following tests: (i) such third party was introduced to Parent or any Affiliate thereof by a Seller,
(ii) such sale of goods or services would not have occurred but



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for the actions or steps taken by a Seller, (iii) the Seller shall have designated such sale as "New Business" hereunder prior to such introduction and prior to any such sale and (iv) "New Business" shall not include the wholesale sale or distribution of consumable computer and office supplies and shall not include sales of goods or services which are sold as part of the Business, regardless of whether such sales are by the Steadi Group or by Parent or an Affiliate of Parent (which shall be deemed sales of the Steadi Group).

         "Net Sales" means, for any fiscal year, the sum of (a) the aggregate of equipment sales, film stock sales, video tape sales, audio sales, data media sales, repair income, equipment rental fees, digital tech sales, equipment service fees, management and administration fees, processing fees, services charges, freight revenue and miscellaneous income received by the Steadi Group for such fiscal year, in each case, determined in a manner consistent with the Audited Financial Statements, plus (b) the aggregate net revenue received by Parent or any Affiliate thereof in respect of New Business for such fiscal year, determined in a manner consistent with Parent's financial statements.

         "Options" means options (which are designated as "incentive stock options" under the Code) to purchase 15,000 and 12,500 shares of Parent Common Stock, respectively, to be issued by Parent under and in accordance with the terms of the Daisytek International Corporation 1997 Stock Option Plan, to each of Richard Schoenberg and Robert Schoenberg, respectively, on the Closing Date.

         "Parent Common Stock" means the shares of Common Stock, $.01 par value, of Parent.

         "Permits" has the meaning specified in Section 4.17.

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Plan" has the meaning specified in Section 4.24.

         "Purchase Price" has the meaning specified in Section 2.2.

         "Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

         "Remedial Action" means all action reasonably necessary and required under any applicable Environmental Law or Environmental Permit and all action required by a Governmental Authority to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (iii) perform remedial




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investigations, feasibility studies, corrective actions, closures, and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any Real Property.

         "Sands Note" means the Buyout Note dated November 2, 1995 executed and delivered by the Company to William Sands in the original principal amount of $3,000,000.

         "Sellers' Representative" means Richard D. Schoenberg, or, in the event of his death or incapacity, such other person as may have been designated by him.

         "Shareholder Note" means the promissory note dated December 31, 1996 payable by Richard Schoenberg to the Company in the original principal amount of $442,121.

         "Shares" means the shares of Company Stock owned of record and beneficially by the Sellers.

         "Steadi Group" and the "members of the Steadi Group" mean the Company and the Subsidiaries, jointly and severally.

         "Subsidiaries" means the subsidiaries of the Company set forth on
Schedule 4.2, each of which is referred to as a "Subsidiary".

         "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

                                   ARTICLE II
                           SALE AND PURCHASE OF SHARES

         2.1 SALE AND PURCHASE OF SHARES. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, each Seller shall sell, transfer and convey to the Purchaser all the Shares owned by such Seller, and Parent shall cause the Purchaser to purchase and acquire, and the Purchaser shall purchase and acquire from each Seller all the Shares owned by such Seller.

         2.2. PURCHASE PRICE. The aggregate purchase price ("Purchase Price") for the Shares shall be $7,638,000. The Purchase Price shall be allocated among the Sellers in accordance with Schedule 2.2.




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         2.4. CLOSING. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares shall take place at a closing (the "Closing") to be held at the offices of Spitzer & Feldman P.C., 405 Park Avenue, New York, New York 10022 at 10:00 a.m., local time, on the date hereof (the "Closing Date").

                                   ARTICLE III
                            PAYMENT OF PURCHASE PRICE

         3.1 PAYMENT OF PURCHASE PRICE. Subject to the terms set forth herein, the Purchase Price shall be payable in two installments. The first portion (the "Closing Payment") shall be equal to $5,698,000 and the second portion (the "Contingent Payment") shall be equal to $1,940,000.

         3.2 CLOSING PAYMENT. The Closing Payment shall be payable at the Closing by wire transfer to an account designated by the Sellers' Representative and set forth on Exhibit C hereto.

         3.3 ADDITIONAL PAYMENT. In the event that, pursuant to the terms of the Abrams Agreement, the conditions precedent to the payment by the Company thereunder of $60,000 on May 15, 1998 are not satisfied, the Purchaser shall pay such amount to the Sellers in accordance with the allocation and payment and delivery instructions set forth in Schedule 2.2 and Exhibit C.

         3.4 CONTINGENT PAYMENT. The Contingent Payment shall be determined and payable in accordance with the following:

               (a) Not later than March 1, 1999, the Purchaser shall deliver to the Sellers' Representative a detailed statement (the "Contingent Payment Statement") of the Purchaser's chief financial officer setting forth (i) Net Sales, Cost of Sales and Gross Profit in respect of the 12 month period ending December 31, 1998 (including a detailed statement setting forth the items included therein) and (ii) the amount (the "Purchaser's Contingent Payment Amount") determined by multiplying the Contingent Payment by the 1998 Multiplier determined by the Purchaser. The Sellers' Representative and his representatives and agents shall have the right to review and inspect, and shall be afforded the opportunity to examine and make copies of, all work papers and supporting documentation reasonably requested in order to verify the accuracy of the Contingent Payment Statement. The Purchaser and the Sellers' Representative shall meet on a quarterly basis to review preliminary non-binding determinations of Net Sales, Cost of Sales and Gross Profit (and each of the items included therein) during the 1998 calendar year.

               (b) The Sellers' Representative shall have the right to dispute any amount set forth in the Contingent Payment Statement and the Purchaser's Contingent Payment Amount, provided, however, the Sellers' Representative shall notify (the "Sellers' Representative's Notice") the Purchaser in writing of the nature and basis of such dispute within 60 days of the Purchaser's delivery of the Contingent Payment Statement; provided, further, however, that such 60-day period shall be reasonably extended in the event there is any delay by the Purchaser in providing to the Sellers' Representative any of the information (including all necessary details) reasonably requested by the Sellers' Representative in connection with his review of the Contingent Payment Statement and supporting documentation. The Purchaser and the Sellers' Representative shall



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attempt to resolve all disputes set forth in the Sellers' Representative's
Notice. In the event the difference between the Purchaser's Contingent Payment Amount and the amount determined by the Sellers' Representative as the Contingent Payment Amount does not exceed $100,000, then the Purchaser's Contingent Payment Amount shall be increased by one-half of such difference (but not to exceed $50,000) and such dispute shall be deemed conclusively determined and binding upon the parties. If the difference between the Purchaser's Contingent Payment Amount and the Sellers' Representative's Contingent Payment Amount exceeds $100,000 and the Purchaser and the Sellers' Representative are unable to resolve such dispute within 20 Business Days of the Purchaser's receipt of the Sellers' Representative's Notice, such dispute shall be submitted to D&T (or if such firm is unwilling or unable to serve, such other independent nationally recognized accounting firm mutually acceptable to the Purchaser and the Sellers' Representative) who shall, within 30 Business Days after such submission, resolve such disputed items in accordance with the terms of this Agreement, which resolution shall (absent manifest error) be final, binding and conclusive on the parties hereto. All fees and expenses of D&T (or other accounting firm as aforesaid) arising in connection with the resolution of disputes hereunder shall be divided equally between the Sellers and the Purchaser.

               (c) Concurrently with the delivery of the Contingent Payment Statement, the Purchaser shall deliver to the Sellers (in accordance with the allocation and payment and delivery instructions set forth in Schedule 2.2 and Exhibit C) the Purchaser's Contingent Payment Amount reflected therein.

               (d) Upon the final resolution of all disputes as provided in the preceding paragraph, the Purchaser shall deliver to the Sellers (in accordance with the allocation and payment and delivery instructions set forth in Schedule
2.2 and Exhibit C) the excess, if any, of (i) the amount determined by multiplying the Contingent Payment by the 1998 Multiplier, over (ii) the Purchaser's Contingent Payment Amount previously paid.

               (e) Notwithstanding the foregoing, the Contingent Payment shall be immediately payable in full to all Sellers (in accordance with the allocation and payment and delivery instructions set forth in Schedule 2.2 and Exhibit C) in the event that either or both of the Employment Agreements shall be terminated prior to the expiration of the Initial Term (as defined therein), except that the foregoing shall not apply to any voluntary termination by Richard or Robert Schoenberg thereunder.

         3.5 CARRYOVER AMOUNT. If the First Contingent Payment Amount is less than the Contingent Payment, such shortfall (the "Carryover Amount") shall be determined and payable in accordance with the following:

                (a) Not later than March 1, 2000, the Purchaser shall deliver to the Sellers' Representative a detailed statement (the "Carryover Statement") of the Purchaser's chief financial officer setting forth (i) Net Sales, Cost of Sales and Gross Profit in respect of the 12 month period ending December 31, 1999 (including a detailed statement setting forth the items included therein) and (ii) the amount determined by multiplying the Carryover Amount by the 1999 Multiplier. The Sellers' Representative and its representatives and agents shall have the right to review and inspect, and shall be afforded the opportunity to examine and make copies of all work papers and




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

supporting documentation reasonably requested in order to verify the accuracy of the Carryover Statement. The Purchaser and the Sellers' Representative shall meet on a quarterly basis to review preliminary non-binding determinations of Net Sales, Cost of Sales and Gross Profit (and each of the items included therein) during the 1999 calendar year.

               (b) All of the terms and provisions of Sections 3.4(b), (c), (d) and (e) above regarding payments, disputes, notices thereof, the resolution process thereof and the costs and expenses associated therewith shall apply to the Carryover Statement and the matters set forth therein.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         The Sellers hereby, jointly and severally, make the following representations and warranties to the Purchaser and Parent (except that no Seller shall be deemed to make any representation or warranty regarding any other Seller):

         4.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to own its properties and to carry on the Business as now conducted. Schedule 4.1 sets forth the state of incorporation of each Subsidiary, and each Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own its properties and to carry on the Business as now conducted. The Company and each Subsidiary is duly qualified or licensed and has all permits necessary to transact business, and is in good standing as a foreign corporation, in each of the jurisdictions set forth in Schedule 4.1, which are the only jurisdictions wherein the nature of the business conducted by it or its ownership or lease of real property requires it to be so qualified or licensed or to hold such permits.

         4.2 CAPITALIZATION. The Sellers own all of the Shares which are the only shares of Company Stock which are issued and outstanding. The Company is not authorized to issue, and has not issued, any shares of capital stock or equity interests (whether common or preferred) other than the Shares. The total authorized and issued capital stock of each of the Subsidiaries is set forth on
Schedule 4.2 (the "Subsidiaries Stock"). The Company is the lawful record and beneficial owner of all of the issued and outstanding shares of the Subsidiaries Stock and has good and marketable title thereto, free and clear of all Encumbrances. All of the issued and outstanding shares of Company Stock and Subsidiaries Stock have been duly authorized and validly issued in full compliance with all applicable federal, state and other securities and other laws, and without any violation of any pre-emptive rights and are fully paid and non-assessable. There are no other shares or other securities of the Company or any Subsidiary which are authorized, issued and/or outstanding other than the Shares and the Subsidiaries Stock owned by the Company. Except as set forth on
Schedule 4.2, there are no outstanding subscriptions, options, warrants, rights, calls, contracts, commitments, understandings or agreements to purchase, redeem, retire, defease or otherwise acquire or relating to the issuance of any shares of Company Stock or other securities of the Company or any Subsidiary, including, without limitation, any options, rights, warrants or



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other rights of conversion or exchange under any outstanding securities or other instruments, other than this Agreement. Except as set forth in Schedule 4.2, the Company does not own any capital shares or other proprietary interests, directly or indirectly, in any Person, other than the Subsidiaries, and the Subsidiaries do not, jointly or severally, own any capital shares or other proprietary interests, directly or indirectly, in any Person.

         4.3 CHARTER DOCUMENTS. The copies of the certificates of incorporation and by-laws of each of the Company and the Subsidiaries, certified by the respective secretaries or assistant secretaries thereof, which have been delivered to Purchaser are complete and correct in all respects. Except as set forth in Schedule 4.3, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings currently in effect with respect to the voting or transfer of any of the shares of Company Stock or Subsidiaries Stock.

         4.4 TITLE TO STOCK. Except as set forth in Schedule 4.4, each Seller represents he is the lawful record and beneficial owner of the number of Shares set forth opposite his name on Schedule 4.4 and each Seller represents he has good and marketable title thereto, free and clear of all Encumbrances, including, without limitation, any agreements, subscriptions, options, warrants, calls, commitments or rights of any character granting to any Person any interest or right to acquire from such Seller at any time, or upon the happening of any stated event, any of the Shares. Upon the delivery by each Seller to the Purchaser of the Shares owned by such Seller and set forth opposite his name on
Schedule 4.4, the Purchaser shall acquire the legal, valid and indefeasible title to such Shares, free and clear of all Encumbrances and shall become the lawful record and beneficial owner thereof. Except for the Shares set forth opposite his name on Schedule 4.4, each Seller represents that he does not own any shares or any other Shares of capital stock, securities or equity interests of the Company.

         4.5 AUTHORITY; BINDING OBLIGATION. Each Seller represents that he has all requisite power and authority to execute, deliver and perform his respective obligations under this Agreement and the Additional Agreements to which each may be a party and consummate the transactions contemplated herein and therein. Each Seller represents that this Agreement and the Additional Agreements have been duly executed and delivered by such Seller (to the extent a party thereto) and constitute the legal, valid and binding obligation of such Seller enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor's rights' generally and to general equitable principles.

         4.6 NO VIOLATIONS. Except as set forth in Schedule 4.6, the execution, delivery and performance of this Agreement and the Additional Agreements and the consummation of the transactions contemplated herein and therein by the Sellers parties thereto do not and will not, with or without the giving of notice or passage of time or both (a) violate, conflict with or result in the breach of any term or provision of, or require any notice, filing or consent under (i) the certificate of incorporation, by-laws or other charter documents of any member of the Steadi Group, (ii) any statutes, laws, rules, regulations, ordinances or Permits of any Governmental Authority applicable to Sellers or any member of the Steadi Group or (iii) any Governmental Order binding upon any Seller or any member of the Steadi Group or any of their respective properties or assets; (b) conflict with or result in the breach of any term or provision of, require any notice or consent under, give rise to a right of termination of, constitute a default under, result in the acceleration of, or give rise to a right to accelerate any obligation under, (i) any of the Material Contracts or (ii) any loan agreement, mortgage, indenture, financing agreement, lease or any other agreement or instrument to which (A) any Seller is a party or by which any of their respective properties or assets are bound or (B) the Company or any member of the Steadi Group is a party or by which any of their respective properties or assets are bound and which will cause a Material Adverse Effect; or (c) result in any Encumbrance on any of the properties or assets of any of the Sellers or any member of the Steadi Group.

         4.7 FINANCIAL STATEMENTS. The Sellers have furnished to the Purchaser the audited consolidated balance sheet of the Company as at September 30, 1997 and the related audited consolidated statements of operations and retained earnings and cash flows for the twelve months then ended, including the notes thereto, certified by D&T (the "Audited Financial Statements"), copies of which are attached hereto as Schedule 4.7. The Audited Financial Statements (i) were prepared in all material respects in accordance with the books of account and other financial records of the Company and its Subsidiaries, (ii) fairly present the consolidated financial condition, results of operations, changes in retained earnings and, cash flows for Company and the Subsidiaries as of the dates and for the periods covered thereby and (iii) have been prepared in accordance with GAAP applied on a basis consistent with past practice.

         4.8 BOOKS OF ACCOUNTS. To the best of the Sellers' knowledge, the books of account and other financial records of each member of the Steadi Group (i) reflect all material items of income and expense and all material assets and material liabilities required to be reflected therein in accordance with GAAP consistently applied and (ii) are in all material respects complete and correct and do not contain or reflect any material inaccuracies or discrepancies.

         4.9 ABSENCE OF UNDISCLOSED LIABILITIES. No member of the Steadi Group has any Liabilities, except: (a) Liabilities that were reflected, disclosed or reserved against in the Audited Financial Statements and not heretofore paid or discharged; (b) Liabilities specifically disclosed in Schedule 4.9; (c) Liabilities incurred in, or as a result of, the ordinary course of the Business consistent with past practice since September 30, 1997 which do not exceed $25,000 for any one transaction or $50,000 in the aggregate; and (d) Liabilities in respect of open purchase orders of Inventory which are cancelable without penalty.

         4.10 ACCOUNTS RECEIVABLE. To the Sellers' knowledge, Schedule 4.10 sets forth an aged list of trade accounts receivable arising in the ordinary course of the Business as of September 30, 1997 showing separately those accounts receivable that, as of such date, had been outstanding (i) for 30 days or less,
(ii) 31 to 60 days, (iii) 61 to 90 days and (iv) more than 90 days, and a list of all other accounts receivable outstanding as of such date. Except for any allowance for doubtful accounts (considered in the aggregate) set forth therein, all accounts receivable reflected on the Audited Financial Statements (a) have arisen in the ordinary course of the Business consistent with past practice, (b) to the Sellers' knowledge, are not subject to any valid defenses, set-offs or counterclaims and (c) to the Sellers' knowledge, are good and collectible in full in the ordinary course of business and no member of the Steadi Group has received any written notice that any account debtor thereof intends to contest payment. Except as set forth in Schedule 4.10, each member of the Steadi Group has good and marketable title to all of its accounts receivable, free and clear of any Encumbrances.

         4.11 INVENTORY.

              Except as set forth in Schedule 4.11, all Inventories are in the physical possession of the Company or its Subsidiaries at the facilities located on the Leased Real Property. The value at which all Inventories are carried in the Audited Financial Statements reflect the historical inventory valuation policy of the Company. Except as set forth in Schedule 4.11, each member of the Steadi Group has good and marketable title to all of its Inventories, free and clear of all Encumbrances. Except as set forth in Schedule 4.11, the Inventory does not include any items held on consignment for others, and no member of the Steadi Group is under any obligation or liability with respect to accepting returns of Inventory or merchandise in the possession of its customers other than in the ordinary course of the Business consistent with past practice. As of the date hereof, the Sellers have no present knowledge that the Inventory reflected in the Audited Financial Statements is over-valued in any material respect or that any Inventory reserve is insufficient or inadequate in any material respect.

         4.12 [Deleted]

         4.13 [Deleted]

         4.14 CONDUCT IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES.

              (a) Since September 30, 1997, except as disclosed in Schedule 4.14, there has not been any change in the condition (financial or otherwise) of the Business or the Liabilities, assets, customer or supplier relations, operations, results of operations, prospects or condition (financial or otherwise) of the Steadi Group, taken as a whole, including, without limitation, any damage or destruction of property by fire or other casualty, which change would have a Material Adverse Effect.

              (b) Since September 30, 1997, except as disclosed in Schedule 4.14, the Business has been conducted in all material respects in the ordinary course and consistent with past practice. For the avoidance of doubt and as amplification and not limitation of the foregoing, except as disclosed in
Schedule 4.14, since September 30, 1997, no member of the Steadi Group has:

                  (i) permitted or allowed any of its assets or properties (whether tangible or intangible) to be subjected to any Encumbrance, other than Encumbrances reflected in the Audited Financial Statements;

                  (ii) amended, terminated, canceled or compromised any material claims or waived any other rights of value in excess of $25,000;

                  (iii) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), of or relating to the Business in excess of $25,000, other than in the ordinary course of the Business consistent with past practice;

                  (iv) [deleted];

                  (v) (A) granted or proposed any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by it to any of its employees, other than aggregate annual increases which do not exceed $250,000, or (B) established or increased or promised or proposed to increase any benefits under any Plan, in either case except as required by law and except for ordinary increases consistent with the past practice of the Business;

                  (vi) made any material change in any method of accounting or accounting practice or policy, other than such changes required by GAAP;

                  (vii) made or changed any express or deemed election or settled or compromised any liability with respect to Taxes or prepaid any Taxes, except in the ordinary course of the Business consistent with past practice, or as may be required by any applicable law, rule or regulation;

                  (viii) [deleted];

                  (ix) incurred any Indebtedness for borrowed money described in clauses (a), (c) and (f) of the definition of Indebtedness in excess of $10,000, in the aggregate and currently outstanding, except as reflected in the Audited Financial Statements or arising in the ordinary course of the Business consistent with past practice;

                  (x)    [deleted];

                  (xi) redeemed any of its capital stock or, declared, made or paid any dividends or distributions (whether in cash, securities or other property), other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to the Company;

                  (xii) issued or sold any capital stock, notes, bonds or other securities, or any option or warrant to purchase the same (other than the issuance by any Subsidiary solely to the Company);

                  (xiii) amended or restated its charter or by-laws;

                  (xiv) made any capital expenditure or commitment for any capital expenditure in excess of $100,000 individually or $250,000 in the aggregate;

                  (xv) merged with, entered into a consolidation with or acquired (by purchase, merger, consolidation, stock acquisition or otherwise) a substantial portion of the assets or business of any other Person or any division or line of business thereof, or, except as permitted by clause (xiv), acquired any material assets other than in the ordinary course of the Business consistent with past practice;

                  (xvi) entered into any agreement with any of its directors, officers or shareholders (or any Immediate Family member thereof);

                  (xvii) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of, any Person in excess of $10,000 which remains outstanding, other than Indebtedness solely among or between the members of the Steadi Group;

                  (xviii) materially amended, modified or consented to the termination of any Material Contract or any of its rights therein, except in the ordinary course of Business and as would not reasonably be expected to have a Material Adverse Effect;

                  (xix) allowed any Permit or Environmental Permit that was issued to it and is required to operate the Business in the ordinary course and consistent with past practice to lapse or terminate (unless the same has been reinstated);

                  (xx) failed in the aggregate to maintain its plant, property and equipment in its general operating condition, ordinary wear and tear excepted;

                  (xxi) to the best of Sellers' knowledge, violated any law, rule or regulation of any Governmental Authority or any Governmental Order which can reasonably be expected to have a Material Adverse Effect;

                  (xxii) made any charitable contribution which would cause the aggregate amount of charitable contributions of all the members of the Steadi Group made since September 30, 1996 to exceed the aggregate amount of charitable contributions made by the Steadi Group during the fiscal year ended September 30, 1996;

                  (xxiii) suffered any casualty loss or damage with respect to any of its assets, plant, property or equipment which, when aggregated with the casualty losses or damages of the other members of the Steadi Group suffered since September 30, 1997, would have a replacement cost of more than $250,000, whether or not such losses or damage shall have been covered by insurance; or

                  (xxiv) agreed, whether in writing or otherwise, to take any of the actions specified in this Section or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this Section, except as expressly contemplated by this Agreement.

         4.15 LITIGATION. Except as set forth in Schedule 4.15 (which sets forth a summary of each Action disclosed therein containing the following information: parties, nature of the proceeding, date commenced, description of claim and amount of damages or other relief sought and, if applicable, paid or granted), to the knowledge of the Sellers, there are no Actions, pending or threatened, against any member of the Steadi Group. Except as set forth in Schedule 4.15, to the knowledge of the Sellers, no member of the Steadi Group nor any of their respective assets or properties, is subject to any Governmental Order (nor, to the knowledge of the Sellers, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or would have a Material Adverse Effect.

         4.16 COMPLIANCE WITH LAWS. Except as set forth in Schedule 4.16, to the knowledge of the Sellers, each member of the Steadi Group has each conducted and continues to conduct the Business substantially in accordance with all applicable laws, ordinances, statutes, rules, regulations and Governmental Orders applicable to it or any of its properties or assets or the Business (except where any such failure would not have a Material Adverse Effect), and, to the knowledge of the Sellers, no member of the Steadi Group is in material violation of any such law, ordinance, statute, rule, regulation or Governmental Order (except where any such violation would not have a Material Adverse Effect). No member of the Steadi Group nor any officer, director, employee, agent or representative of any member of the Steadi Group has violated or is currently in violation of the Foreign Corrupt Practices Act of 1977, as amended.

         4.17  ENVIRONMENTAL AND OTHER PERMITS AND LICENSES; RELATED MATTERS.

               (a) Except as disclosed in Schedule 4.17, to the knowledge of the Sellers, each member of the Steadi Group currently holds all health and safety and other permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities (collectively, "Permits"), including, without limitation, Environmental Permits, necessary or proper for the current use, occupancy or operation of any of its assets or properties or the conduct of the Business (except where the failure to hold any such Permit or Environmental Permit will not have a Material Adverse Effect), and all such Permits and Environmental Permits are in full force and effect. To the knowledge of Sellers,
Schedule 4.17 contains a true, correct and complete list of all Permits held by each member of the Steadi Group (setting forth the issuer thereof and any expiration or terminate date). Except as disclosed in Schedule 4.17, to the knowledge of the Sellers, there is no existing practice, action or activity of any member of the Steadi Group and no existing condition of the properties or assets of any member of the Steadi Group, or the Business, which will give rise to any civil or criminal Liability under, or violate or prevent compliance with, any health or occupational safety Environmental Law or other applicable statute, regulation, ordinance or decree (except where the same will not have a Material Adverse Effect). No member of the Steadi Group has received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or Environmental Permit or providing written notice of violations under any Environmental Law. Except as disclosed in Schedule 4.17, to the knowledge of the Sellers each member of the Steadi Group is in all material respects substantially in compliance with all applicable Permits, all applicable Environmental Laws and the requirements of all applicable Environmental Permits (except where the failure to be in compliance will not have a Material Adverse Effect).

               (b) Except as disclosed in Schedule 4.17, to the knowledge of the Sellers (i) Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, or released (as "release" is defined under any applicable Environmental Law) by any member of the Steadi Group on any Leased Real Property or any property adjoining any Leased Real Property; (ii) the members of the Steadi Group have disposed of all wastes, including those containing Hazardous Materials, in compliance with all applicable Environmental Laws and Environmental Permits; (iii) there are no past, pending or threatened Environmental Claims, nor any basis for asserting the same, against any member of the Steadi Group, or any Leased Real Property; and (iv) no Leased Real Property or any property adjoining any Leased Real Property, is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list of sites requiring investigation or cleanup.

         4.18   MATERIAL CONTRACTS.

                (a) Schedule 4.18 lists each of the following contracts and agreements to which any member of the Steadi Group is a party (such contracts and agreements being collectively referred to herein as the "Material Contracts"):

                    (i) any contract, agreement, invoice, purchase order or other arrangement, whether oral or written which imposes upon any member of the Steadi Group the current or future obligation (whether primary or secondary, direct or contingent) to make any payment (or series of payments) of $100,000 or more and which is not terminable by any member of the Steadi Group without penalty or further payment at any time upon not more than 30 calendar days' notice;

                    (ii)   [deleted];

                    (iii)  [deleted];

                    (iv) any indebtedness for borrowed money (including without limitation, all promissory notes, bonds, debentures, credit agreements, letters of credit, acceptances and other similar items) as to which any member of the Steadi Group has any Liability, whether as borrower or guarantor;

                     (v) any contract or agreement with any Governmental Authority other than purchase orders in the ordinary course of the Business;

                     (vi)  [deleted];

                     (vii) any contract or agreements that limits the ability of any member of the Steadi Group to compete in any line of business or with any Person or entity or in any geographic area or during any period of time;

                     (viii) any contract or agreement (including without limitation those relating to employment) between or among any member of the Steadi Group and any Seller (or any member of any Seller's Immediate Family);

                     (ix) any collective bargaining agreement, employment contract, severance agreement and any contract, agreement for providing benefits under any Plan, except, in each case, any agreement or contract which is terminable by any member of the Steadi Group without penalty or further payment at any time upon not more than 30 calendar days' notice; and

                   (x) any other contract or agreement, except those made in the ordinary course of the Business, which if terminated by the other party thereto (with or without notice and with or without cause) would cause a Material Adverse Effect.

                (b) Except as expressly set forth in Schedule 4.18 (which shall identify each such Material Contract), each Material Contract: (i) is valid and binding on the member of the Steadi Group that is a party to such Material Contract and, to the knowledge of the Sellers, on the other parties thereto and is in full force and effect, (ii) upon consummation of the transactions contemplated by this Agreement shall continue in full force and effect without penalty or other adverse consequence and unaffected by such transactions. No member of the Steadi Group is in material breach or default under the terms of any Material Contract.

                (c) Except as expressly set forth in Schedule 4.18 (which shall identify each such Material Contract), to the knowledge of the Sellers, no other party to any Material Contract is in material breach or default thereunder.

                (d) Except as expressly set forth in Schedule 4.18, there is no contract, agreement or other arrangement granting any Person any right of first refusal or similar preferential right to purchase any of the properties or assets of any member of the Steadi Group.

                (e) To their knowledge, the Sellers have delivered to the Purchaser true, correct and complete copies of each written Material Contract.

                (f) The Sellers have delivered to the Purchaser a true, correct and complete copy of the Abrams Agreement.

         4.19 INTELLECTUAL PROPERTY. Except for the application filed for "Steadi-Systems Firm Video Multimedia Sales Service Rentals" in Class 042, no member of the Steadi Group owns (or has any rights as licensee in) any Intellectual Property. To the best of the Sellers' knowledge, no member of the Steadi Group has infringed upon, or used without authorization, any Intellectual Property of any other Person.

         4.20   REAL PROPERTY.

                (a) Except as set forth in Schedule 4.20, no member of the Steadi Group currently owns or has ever owned any real property and no member of the Steadi Group is currently the lessor or sublessor of any real property.

                (b) Schedule 4.20 contains true and complete copies of all leases for each Leased Real Property and all amendments, modifications and supplements thereto and all material ancillary documents pertaining thereto.

                (c) Except as described in Schedule 4.20, no Seller has received any written notice of any material violation of any law, regulation or ordinance relating to any of the Leased Real Property.

                (d) With respect to each of the leases contained in Schedule
4.20:

                      (i) such lease is legal, valid, binding, enforceable and in full force and effect with respect to the member of the Steadi Group that is a party thereto, and, to the knowledge of the Sellers, with respect to all other parties thereto and is the entire agreement between the parties thereto with respect to such property;

                      (ii)   [deleted];

                      (iii) except as otherwise disclosed in Schedule 4.20, with respect to each such lease: (A) no Seller nor any member of the Steadi Group has received any notice of cancellation or termination under such lease and, to the knowledge of the Sellers, no lessor has any right of termination or cancellation under such lease except in connection with the default of a member of the Steadi Group thereunder, and (B) no Seller nor any member of the Steadi Group has received any notice of a breach or default by any member of the Steadi Group under such lease, which breach or default has not been cured; and

                      (iv) no member of the Steadi Group is presently in arrears with respect to any rental payments or other sums due under any such lease (other than payments due in respect of the current month) and, to the knowledge of the Sellers, no member of the Steadi Group nor any other party to such lease is in breach or default in any material respect, and, to the knowledge of the Sellers, no event has occurred that, with notice or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under such lease.

                (e) To the knowledge of the Sellers, no member of the Steadi Group has, within the past 12 months, wrongfully terminated any lease or sublease for any real property or abandoned any real property held by it under lease or sublease.

         4.21   TANGIBLE PERSONAL PROPERTY.

                (a) Schedule 4.21 contains true and complete copies of all leases (whether capital leases or operating leases) for tangible personal property to which any member of the Steadi Group is a party, as lessee, and which has remaining annual rental payments in excess of $35,000 and any and all material ancillary documents pertaining thereto (including, but not limited to, any amendments, consents and evidence of commencement dates and expiration dates). With respect to each of these leases:

                      (i) such lease is legal, valid, binding, enforceable and in full force and effect in all material respects with respect to the member of the Steadi Group that is a party thereto and, to the knowledge of the Sellers, with respect to all other parties thereto and is the entire agreement between the parties thereto with respect to such property;

                      (ii)   [deleted]:

                      (iii) except as otherwise disclosed in Schedule 4.21, with respect to each such lease: (A) no Seller nor any member of the Steadi Group has received any notice of cancellation or termination under such lease and, to the knowledge of the Sellers, no lessor has any right of termination or cancellation under such lease except in connection with the default of a member of the Steadi Group thereunder, and (B) no Seller nor any member of the Steadi Group has received any notice of a breach or default under such lease, which breach or default has not been cured; and

                      (iv) member of the Steadi Group is presently in arrears with respect to any rental payments or other sums due under any such lease (other than payments due in respect of the current month) and, to the knowledge of the Sellers, no member of the Steadi Group, nor any other party to such lease, is in breach or default thereunder in any material respect, and, to the knowledge of the Sellers, no event has occurred that, with notice or lapse of time would, constitute such a material breach or default or permit termination, modification or acceleration under such lease.

         4.22 CUSTOMERS. Listed in Schedule 4.22 are the names and addresses of the top ten customers of the Company and the members of the Steadi Group (on a consolidated basis), ranked by revenue, for the fiscal year ending September 30, 1997 and the respective revenue amounts for each such customer. Except as disclosed in Schedule 4.22, no Seller nor any member of the Steadi Group has received any written notice that any customer listed in Schedule 4.22 has ceased, or will cease, to use the products, equipment, goods or services of the Steadi Group, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services following the Closing Date. Also listed in Schedule 4.22 are the names and addresses of each Person holding goods or merchandise on consignment from any member of the Steadi Group and the cost to such member of the Steadi Group of the goods or merchandise shipped to such Person.

         4.23 SUPPLIERS. Listed in Schedule 4.23 are the names and addresses of the top ten suppliers of the Company and the members of the Steadi Group (on a consolidated basis), ranked by purchases, for the fiscal year ending September 30, 1997 and the approximate respective purchase amounts for each such supplier. Except as disclosed in Schedule 4.23, no Seller nor any member of the Steadi Group has received any written notice that any supplier listed in Schedule 4.23 will not sell materials, supplies, merchandise and other goods to the Steadi Group at any time after the Closing Date on terms and conditions similar to those imposed on current sales, except for general and customary price increases. Schedule 4.23 also contains a true, correct and complete copy of the written distributor agreement or similar agreement between any supplier listed therein and any member of the Steadi Group (other than ordinary purchase orders and correspondence arising in the ordinary course of the Business), and, to the knowledge of the Sellers, no member of the Steadi Group is in breach or default thereunder in any material respect.

         4.24    EMPLOYEE BENEFIT MATTERS.

                (a) Plans and Material Documents. Schedule 4.24 lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements to which any member of the Steadi Group is a party, with respect to which any member of the Steadi Group has any obligation or which are maintained, contributed to or sponsored by any member of the Steadi Group for the benefit of any current or former employee, officer or director of such member and (ii) each employee benefit plan for which any member of the Steadi Group could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated (collectively, the "Plans"). Except as set forth in Schedule 4.24, each Plan is in writing and the Sellers have furnished the Purchaser with a complete and accurate copy of each written Plan and a complete and accurate copy of each material document prepared in connection with each such Plan, including, where applicable, without limitation, (i) each current trust or other funding arrangement, (ii) each current summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as disclosed on Schedule 4.24, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which any member of the Steadi Group is a party, with respect to which any member of the Steadi Group has any obligation or which are maintained, contributed to or sponsored by any member of the Steadi Group for the benefit of any current or former employee, officer or director of such member.

                (b) [deleted].

                (c) Compliance with Applicable Law. To the Sellers' knowledge, each Plan offered by any member of the Steadi Group is operated in all material respects in accordance with the requirements of all applicable law, including, without limitation, ERISA and the Code, and, to the knowledge of the Sellers, all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in all material respects in accordance with the provisions of all applicable law, including, without limitation, ERISA and the Code. To the Sellers' knowledge, each member of the Steadi Group has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any party to any Plan.

                (d) Qualification of Certain Plans. To the knowledge of the Sellers, no fact or event has occurred since the date of any Plan's determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust established in connection therewith.

                (e) Absence of Certain Liabilities and Events. To the knowledge of the Sellers, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. To the knowledge of the Sellers, no member of the Steadi Group has incurred any liability for any excise tax arising under Section 4971, 4972, 4980 or 4980B of the Code and, to the knowledge of the Sellers, no fact or event exists which could give rise to any such liability. To the knowledge of the Sellers, no member of the Steadi Group has incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course); and, to the knowledge of the Sellers, no fact or event exists which could give rise to any such liability. To the knowledge of the Sellers, no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan subject to

Title IV of ERISA. To the knowledge of the Sellers, no reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. To the knowledge of the Sellers, no Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of any member of the Steadi Group is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; no member of the Steadi Group has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and, to the knowledge of the Sellers, no fact or event exists which could give rise to any such lien or requirement to post any such security.

                (f) Plan Contributions and Funding. To the Sellers' knowledge, all employer and employee contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. To the Sellers' knowledge, as of the date hereof, no Plan which is subject to Title IV of ERISA has an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

         4.25 LABOR MATTERS. Except as set forth in Schedule 4.25, (a) no member of the Steadi Group is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any member of the Steadi Group and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect any member of the Steadi Group; (b) there are no strikes, slowdowns or work stoppages pending or, to the best knowledge of the Sellers, threatened between any member of the Steadi Group and any of their respective employees, and no member of the Steadi Group has experienced any such strike, slowdown or work stoppage within the past three years; (c) to the Sellers' knowledge, each member of the Steadi Group is currently in material compliance with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from such employees of such member of the Steadi Group and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing (except as otherwise reflected in the Audited Financial Statements); (d) there is no material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Sellers, threatened before any Governmental Authority with respect to any persons currently or formerly employed by any member of the Steadi Group; (e) no member of the Steadi Group is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (f) to the Sellers' knowledge, there is no material charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted in the past 12 months or is now pending or threatened with respect to any member of the Steadi Group; (g) to the Sellers knowledge, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted in the past 12 months or is now pending or, threatened in writing before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which any member of the Steadi Group has employed employees; (h) no member of the Steadi Group has violated or otherwise failed to comply with the requirements of the Workers Adjustment and

Retraining Notification Act; and (i) no member of the Steadi Group is party to any written employment agreement.

         4.26 KEY EMPLOYEES. Schedule 4.26 lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation (other than compensation under a 401(k) plan), "golden parachute" and other like benefits paid or payable (in cash or otherwise), the date of employment and job title of each current salaried employee, officer, director, consultant or agent of any member of the Steadi Group whose annual compensation exceeds $100,000 for the fiscal year ending September 30, 1997.

         4.27   CERTAIN INTERESTS.

                (a) Except as disclosed in Schedule 4.27, no Seller or Immediate Family member thereof:

                    (i) has any direct or indirect financial interest in any competitor, supplier or customer of any member of the Steadi Group, provided, however, that the ownership of securities representing no more than two percent of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

                    (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any material tangible or intangible property which any member of the Steadi Group uses or proposes to use in the conduct of the Business; or

                    (iii) has outstanding any Indebtedness in excess of $5,000 to any member of the Steadi
Group.

         4.28 TAXES. Except as set forth in Schedule 4.28, (i) all returns and reports in respect of Taxes required to be filed with respect to each member of the Steadi Group or the Business have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid;
(iii) all such returns and reports are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any Governmental Authority and, to the knowledge of the Sellers, no basis exists for any such adjustment; (v) there are no pending or, to the knowledge of the Sellers, threatened actions or proceedings for the assessment or collection of Taxes against any member of the Steadi Group or any corporation that was included in the filing of a return with any member of the Steadi Group on a consolidated or combined basis; (vi) no consent under Section 341(f) of the Code has been filed with respect to any member of the Steadi Group; (vii) there are no Tax liens on any assets of any member of the Steadi Group or of the Business; (viii) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which any member of the Steadi Group may be subject; (ix) there are no requests for information currently outstanding that could affect the Taxes of any member of the Steadi Group; (x) there are no proposed reassessments of any property owned by any member of the Steadi

Group; and (xi) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes.

         4.29  INSURANCE.

                (a) Schedule 4.29 sets forth true, correct and complete copies of all insurance policies (including policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) under which any member of the Steadi Group is presently an insured, a named insured or otherwise the principal beneficiary of coverage thereunder.

                (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms with respect to the member of the Steadi Group that is a party thereto and, to the knowledge of the Sellers, with respect to the other parties thereto and, to the Sellers' knowledge, is in full force and effect; (ii) to the Sellers' knowledge, no member of the Steadi Group is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default or which would permit termination or modification, under the policy; and (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof.

                (c) No member of the Steadi Group is self-insured or covered under any risk retention program. The terms "self-insured" and "risk retention program" as used in this Section shall not refer to the mere absence of insurance, but, in the case of self-insurance, to a formal program of self-insurance that includes the actuarial projections of losses, the maintenance of reserves and the adherence to formal claim procedures and, in the case of a risk retention program, to means other than insurance by which the availability of funds to pay losses arising out of defined risks is assured before the losses occur (including, without limitation, retention group).

                (d) All material properties and risks of the Business and of each member of the Steadi Group are, and for the past five years have been, covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of such member of the Steadi Group or the member of the Steadi Group bearing such risk of the Business.

                (e) At no time during the past three years has any member of the Steadi Group (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage will not be available in the future substantially on the same terms as are now in effect, except for increases in premiums occurring in the ordinary course of the Business or (iii) suffered any extraordinary increase in premium for renewed coverage, except increases applicable to all insureds under similar policies. During the past three years, no insurance carrier has canceled, failed to renew or materially reduced any insurance coverage for any member of the Steadi Group or given any notice or other indication of its intention to cancel, not renew or reduce any such coverage.

         4.30 ACCOUNTS; LOCKBOXES; SAFE DEPOSIT BOXES; POWERS OF ATTORNEY.
Schedule 4.30 is a true and complete list of (i) the names of each bank, savings and loan association, or other financial institution in which any member of the Steadi Group has an account, and the names of all persons authorized to draw thereon or have access thereto, (ii) the location of all lockboxes and safe deposit boxes of each member of the Steadi Group and the names of all Persons authorized to draw thereon or have access thereto and (iii) the names of all Persons, if any, holding powers of attorney from any member of the Steadi Group relating to the Business. On the Closing Date, no member of the Steadi Group shall have any such account, lockbox or safe deposit box other than those listed in Schedule 4.31, nor shall any additional Person have been authorized, from the date of this Agreement, to draw thereon or have access thereto or to hold any such power of attorney, without prior written notice to the Purchaser. Except as disclosed in Schedule 4.31, no member of the Steadi Group has commingled monies or accounts of any member of the Steadi Group with other monies or accounts of the Sellers.

         4.31 BROKERS. Except for Barrington Associates, whose fees and other compensation shall be paid by the Sellers, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or any member of the Steadi Group.

         4.32 FULL DISCLOSURE. No Seller has knowledge of any facts pertaining to the Sellers, any member of the Steadi Group or the Business which, in such Seller's reasonable opinion, could have a Material Adverse Effect and which have not been disclosed in this Agreement or any of the Schedules hereto.

                                    ARTICLE V
           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

         Parent and the Purchaser, jointly and severally, represent and warrant to the Sellers as follows:

         5.1 ORGANIZATION AND QUALIFICATION. Each of Parent and the Purchaser is a corporation duly organized validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own its properties and to carry on its business as now conducted. Each of Parent and the Purchaser is duly qualified or licensed and has all permits necessary to transact business, and is in good standing as a foreign corporation, in each of the jurisdictions wherein the nature of the business conducted by it or its ownership or lease of real property requires it to be so qualified or licensed or to hold such permits. The Purchaser is a wholly-owned subsidiary of Parent.

         5.2 AUTHORITY; BINDING OBLIGATION. Parent and the Purchaser have all requisite power and authority to execute, deliver and perform their respective obligations under this Agreement and the Additional Agreements to which each may be a party and consummate the transactions contemplated herein and therein. The Purchaser's and Parent's execution, delivery and performance of this Agreement and the Additional Agreements to which each may be a party and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and this Agreement and the Additional Agreements have been duly executed and delivered by the Purchaser and Parent (to the extent parties thereto) and constitute the legal, valid and binding obligation of the Purchaser and Parent (to the extent parties thereto) enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor's rights' generally and to general equitable principles.

         5.3 NO VIOLATIONS. The execution and delivery of this Agreement and the Additional Agreements and the consummation of the transactions contemplated herein and therein by the Purchaser and Parent (to the extent parties thereto) do not and will not, with or without the giving of notice or passage of time or both (a) violate, conflict with or result in the breach of any term or provision of, or require any notice, filing or consent under (i) the certificate of incorporation, by-laws or other charter documents of the Purchaser or Parent,
(ii) any statutes, laws, rules, regulations, ordinances or Permits of any Governmental Authority applicable to Purchaser or Parent or (iii) any Governmental Order binding upon the Purchaser or Parent or any of their respective properties or assets; (b) conflict with or result in the breach of any term or provision of, require any notice or consent under, give rise to a right of termination of, constitute a default under, result in the acceleration of, or give rise to a right to accelerate any obligation under, any material contract or any loan agreement, mortgage, indenture, financing agreement, lease or any other agreement or instrument to which the Purchaser or Parent is a party or by which any of their respective properties or assets are bound; or (c) result in any Encumbrance on any of the properties or assets of the Purchaser or Parent.

         5.4 SEC DOCUMENTS. Parent has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission the ("SEC Documents"). Parent has made available to the Sellers true, correct and complete copies of all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and final Proxy Statements included within the SEC Documents. All of the SEC Documents (other than preliminary material or material which was subsequently amended), as of their respective filing dates, complied in all material respects with all applicable requirements of the Act, and the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). None of the SEC Documents, as of their respective dates, contained any untrue statements of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been amended, modified or superseded by later SEC Documents. Parent's consolidated financial statements included in the SEC Documents were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

         5.5 FINANCIAL ABILITY. The Purchaser and Parent have the financial resources to pay the Purchase Price and consummate the transactions described herein.

         5.6 BROKERS AND FINDERS. Neither the Purchaser nor Parent has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

         5.7 FULL DISCLOSURE. No representation or warranty of Parent or the Purchaser in this Agreement, or any Schedule hereto, or any certificate furnished or to be furnished to the Sellers pursuant to this Agreement, contains or will contain any untrue statements of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE VI
                            POST-CLOSING COVENANTS

         6.1 PERSONAL GUARANTIES. Schedule 6.1 sets forth a true, correct and complete copy of personal guarantees (the "Personal Guarantees") executed and delivered by certain Sellers with respect to obligations (the "Guaranteed Obligations") of the Company or members of the Steadi Group, together with true, correct and complete copies of all instruments, agreements and documents evidencing the Guaranteed Obligations. Following the Closing, Parent agrees to indemnify and hold the Sellers harmless from and against and in respect of any claim or demand made or asserted under the Personal Guarantees with respect to the Guaranteed Obligations.

         6.2 CREDIT SUPPORT. Following the Closing, Parent agrees to provide the Company with the necessary credit support (whether by means of inter-company loans, advances, guarantees or other method, and upon such terms and conditions, reasonably deemed appropriate by Parent), but not to exceed the principal amount of $4,500,000 (excluding the repayment of the Sands Note), to continue to operate the Business in the ordinary course and the reasonably projected growth thereof.

         6.3 NO THIRD PARTY BENEFIT. Except for the parties hereto and their permitted successors and assigns, nothing contained in this Article VI shall confer upon any Person any rights, remedies or benefits, nor shall any such Person be deemed a third party beneficiary thereof.


                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS

         The obligation of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by the Sellers' Representative, prior to or at the Closing, of each of the following conditions precedent:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Parent and the Purchaser contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made or given on and as of such date (other than such representations and warranties as are made as of another specified date, which shall be true and correct as of such other specified date).

         7.2 PERFORMANCE OF OBLIGATIONS. Parent and the Purchaser shall have performed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

         7.3 COMPLIANCE CERTIFICATE. Parent and the Purchaser shall each have delivered to Sellers' Representative on the Closing Date a certificate signed by an authorized officer thereof and dated as of the Closing Date to the effect that each of the representations and warranties of Parent and the Purchaser, respectively, contained in this Agreement is true, correct and complete in all material respects as of the Closing Date (other than such representations and warranties as are made as of another specified date, which shall be true and correct as of such other specified date), and each of Parent and the Purchaser, respectively, has complied with, fulfilled and performed each of the covenants, terms and conditions to be complied with, fulfilled or performed by it under this Agreement on or prior to the Closing Date

         7.4 ABSENCE OF LITIGATION. No Action shall be threatened or pending on the Closing Date in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such Action shall be pending or threatened.

         7.5 REQUIRED CONSENTS AND APPROVALS; HSR. Each Governmental Authority and all other Persons whose approval, consent or waiver may be necessary or required with respect to the transactions contemplated herein shall have given or granted such approval, consent or waiver. Specifically, but without limiting the foregoing, any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

         7.6 RESOLUTIONS. The Sellers' Representative shall have received a true and complete copy, certified by the Secretary or Assistant Secretary of each of Parent and the Purchaser, of the resolutions duly adopted by the Board of Directors of each of Parent and the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

         7.7 INCUMBENCY CERTIFICATE. The Sellers' Representative shall have received a certificate of the Secretary or Assistant Secretary of each of Parent and the Purchaser certifying the names and signatures of the officers of Parent and the Purchaser authorized to sign this Agreement and the Additional Agreements to which is a party.

         7.8 LEGAL OPINION. The Sellers' Representative shall have received a legal opinion, dated as of the Closing Date, of Wolff & Samson, P.A., as to the matters set forth in Sections 5.1, 5.2 and 5.3, substantially in the form of Exhibit D.

         7.9 ADDITIONAL AGREEMENTS. The Company shall have executed and delivered the Employment Agreements and Parent shall have executed and delivered the Options.

         7.10 PAYMENT OF BANK DEBT. Parent shall provide the Company with the necessary funds to repay the Bank Debt in full and the Company shall cause the Bank Debt to be paid in full and all collateral securing the same shall be released.

         7.11 SANDS NOTE. Parent shall provide the Company with the necessary funds to pay the Sands Note in full and the Company shall cause the Sands Note to be paid in full and all collateral securing the same shall be released.

         7.12 ABRAMS AGREEMENT. Parent shall provide the Company with the necessary funds to pay the Closing payment due under the Abrams Agreement and the Company shall pay such amount to Larry Abrams.

         7.13 CLOSING PAYMENT. The Purchaser shall have made the payment set forth in Section 3.2 in accordance with the allocation and payment instructions set forth in Schedule 2.2 and Exhibit C.

                                  ARTICLE VIII
                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

         The obligation of the Purchaser and Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by the Purchaser, prior to or at the Closing, of each of the following conditions precedent:

         8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Sellers contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made or given on and as of such date (other than such representations and warranties as are made of another specified date, which shall be true and correct as of such other specified date).

         8.2 PERFORMANCE OF OBLIGATIONS. Sellers shall have performed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

         8.3 COMPLIANCE CERTIFICATE. Sellers shall have delivered to Purchaser on the Closing Date a certificate signed by or on behalf of Sellers and dated as of the Closing Date to the effect that each of the representations and warranties of Sellers contained in this Agreement is true, correct and complete in all material respects as of the Closing Date (other than such representations and warranties as are made of another specified date, which shall be true and correct as of such other specified date), and Sellers have complied with, fulfilled and performed each of the covenants, terms and conditions to be complied with, fulfilled or performed by Sellers under this Agreement on or prior to the Closing Date.

         8.4 ABSENCE OF LITIGATION. No Action shall be threatened or pending on the Closing Date in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such Action shall be pending or threatened.

         8.5 REQUIRED CONSENTS AND APPROVALS; HSR. Each Governmental Authority and all other Persons whose approval, consent or waiver may be necessary or required with respect to the transactions contemplated herein shall have given or granted such approval, consent or waiver. Specifically, but without limiting the foregoing, any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

         8.6 ORGANIZATIONAL DOCUMENTS; MINUTE BOOKS. The Purchaser shall have received for each member of the Steadi Group (i) its certificate of incorporation, as amended, certified by the Secretary of State (or other similar official) of its state of incorporation, (ii) a long form good standing certificate from the Secretary of State (or other similar official) of its state of incorporation and each other jurisdiction set forth in Schedule 4.1 hereof,
(iii) a copy of its By-laws, certified by the Secretary of such member, (iv) the original minute book and stock ledger or register, certified by the Secretary of such member and (v) the resignation of each member of its Board of Directors.

         8.7 LEGAL OPINION. The Purchaser shall have received a legal opinion, dated as of the Closing Date, of Spitzer & Feldman, as to the matters set forth in Sections 4.1, 4.2, 4.4, 4.5, 4.6 and 4.15, substantially in the form of Exhibit E. In rendering such opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by the Sellers and officers of the Company and government officials and upon such other documents as such counsel deems appropriate as the basis for such opinion.

         8.8 ADDITIONAL AGREEMENTS. Richard Schoenberg and Robert Schoenberg shall have executed and delivered the Employment Agreements.

         8.9 ABRAMS AGREEMENT. Provided Parent shall have delivered the necessary funds therefor, the Company shall pay the Closing Payment due under the Abrams Agreement to Larry Abrams.

         8.10 SHAREHOLDER NOTE. The Shareholder Note shall have been discharged or paid in full as of the Closing Date and the Purchaser shall have received a copy thereof marked canceled.

         8.11 BANK DEBT. Provided Parent shall have delivered the necessary funds therefor, the Company shall have caused the Bank Debt to be paid in full and all collateral securing the same shall be released.

         8.12 SANDS NOTE. Provided Parent shall have delivered the necessary funds therefor, the Company shall have caused the Sands Note to be paid in full and all collateral securing the same shall be released.

         8.13 STOCK CERTIFICATES. The Purchaser shall have received original stock certificates evidencing the Shares, duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form reasonably satisfactory to the Purchaser, with all required stock transfer tax stamps affixed

         8.14 BARRINGTON RELEASE. Barrington Associates shall have delivered to the Company a full and unconditional release of any obligation or liability to pay any fee, commission or other amount (including any reimbursement of expenses) in connection with the transactions described herein or any other matter.

         8.15 MAXIMUM DEBT. As of the Closing Date, the outstanding principal balance of (i) the Sands Note shall not exceed $2,045,000 and (ii) the Bank Debt shall not exceed $2,900,000.


                                   ARTICLE IX
                                  OTHER MATTERS

         9.2 FEES AND EXPENSES. Except for the fees and expenses of D&T in connection with the Audited Financial Statements (which shall be apportioned between the Company and the Purchaser in accordance with a separate engagement letter of D&T), all legal, accounting, investment banking and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Without limiting the foregoing, the Sellers shall be responsible for and pay and discharge all fees and expenses payable to Barrington Associates and Spitzer & Feldman in connection with the negotiation, preparation and consummation of this Agreement and the transactions contemplated hereby.

         9.3 TAXES. Each party and their respective Affiliates shall be liable for all federal, state and local taxes on capital gains, transfer, documentary, stamp and other similar taxes which may be due or payable by it in connection with the consummation of the transactions contemplated hereunder.

                                    ARTICLE X
                                 INDEMNIFICATION

         10.1 INDEMNIFICATION BY SELLERS. From and after the Closing, the Sellers shall, jointly and severally, but subject to the limitations of Section
10.3 hereof, reimburse, indemnify and hold harmless the Purchaser, Parent and their respective officers, directors, employees, agents, representatives and successors and assigns (collectively, "Purchaser Indemnitees") from and against and in respect of each of the following (collectively, the "Purchaser's Indemnification Events"):

              (a) any and all actual damages, losses, deficiencies, liabilities, claims, demands, charges, costs and expenses of every nature and character whatsoever, including, without limitation, reasonable attorneys' fees and costs, excluding punitive or consequential damages of any kind (collectively, the "Losses") that result from or arise out of any misrepresentation or breach of warranty of the Sellers in this Agreement or any of the Schedules provided hereunder or any agreement, document, statement, list, certificate or instrument furnished by or on behalf of the Sellers or any of them in connection with the performance of this Agreement and the transactions contemplated herein; and

              (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses incident to any of the foregoing or to the successful enforcement of this Section.

         10.2 INDEMNIFICATION OF SELLERS. From and after the Closing, the Purchaser and Parent shall, jointly and severally, but subject to the limitations of Section 10.3 hereof, reimburse, indemnify and hold harmless Sellers and each of their respective heirs, estate, successors and assigns (collectively, "Seller Indemnitees") from and against and in respect of each of the following (collectively, the "Sellers' Indemnification Events"):

              (a) any and all Losses that result from or arise out of any misrepresentation or breach of warranty of the Purchaser or Parent in this Agreement or any of the Schedules provided hereunder or any agreement, document, statement, list, certificate or instrument furnished by or on behalf of the Purchaser or Parent in connection with the performance of this Agreement and the transactions contemplated herein; and

              (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses incident to any of the foregoing or to the successful enforcement of this Section.

         10.3 LIMITATIONS ON LOSSES

              (a) In case any event shall occur that would otherwise entitle any party to assert a claim for indemnification hereunder, no Losses shall be deemed to have been sustained by such party to the extent of (i) any actual tax savings realized by such party with respect thereto or (ii) any proceeds (net of deductibles, taxes and collection costs) received by such party from any insurance policies maintained by or on behalf of such party with respect to losses to such party's property. The parties agree to submit a claim under such insurance policies prior to or promptly following making a request for indemnification hereunder.

              (b) No Seller shall be liable under Section 10.1 for any misrepresentation or breach of warranty solely made by any other Seller.

              (c) Robert Schoenberg and Steven Klein shall only be liable for 20% and 10%, respectively, of all Losses, except for a misrepresentation or breach of warranty made by them individually as set forth in Sections 4.2, 4.4 or 4.5 hereof.

              (d) The maximum liability of each Seller under Section 10.1 shall not exceed an amount equal to such Seller's proportionate share (as set forth in Schedule 2.2) of the Purchase Price (each Seller's "Maximum Liability"), provided, however, that to the extent any Seller has not received his full allocable share of the Purchase Price, then (i) such Seller shall not be required to pay any amount in excess of the portion of the Purchase Price received by him and (ii) the Purchaser may offset any shortfall against any portion of the Purchase Price thereafter payable to such Seller up to the amount of his Maximum Liability.

              (e) The sum of all Losses incurred by the Purchaser and Parent in the aggregate, or the sum of all Losses incurred by all Sellers in the aggregate, must exceed $250,000 before such parties shall be entitled to indemnification hereunder; provided, however, once such Losses exceed $250,000, such parties shall be entitled to indemnification for all Losses to the extent such Losses exceed $100,000 (it being agreed that such parties shall only be liable for such excess amounts).

              (f) No party shall have any liability hereunder in respect of claims asserted against any Indemnified Party on or after March 1, 2000; provided, however, (i) the representations and warranties of the Sellers relating to (A) title to the Shares shall survive indefinitely and (B) Taxes and Environmental matters shall survive until the applicable statute of limitations has expired and (ii) except as to claims asserted on or prior to May 15, 1998, the maximum aggregate liability of the Sellers shall not exceed the unpaid Contingent Payment. The limitation set forth in this paragraph shall not apply to any claim asserted on or before May 15, 1998 or March 1, 2000, as the case may be.

              (g) Purchasers' Indemnification Events shall not include any misrepresentation or breach of warranty set forth in Section 4.7, to the extent the same relates to accounts receivable or Inventory and does not constitute a misrepresentation or breach of warranty set forth in Sections 4.10 or 4.11, respectively.

              (h) Purchaser's Indemnification Events shall not include any misrepresentation or breach of warranty of which Parent or Purchaser has actual knowledge (as evidenced by the Schedules hereto or a written statement or other documentary evidence addressed and delivered to Parent or Purchaser) prior to or as of the Closing.

              (i) None of the limitations set forth in this Section 10.3, or the provisions of Section 10.5, shall apply to any party who is found to have fraudulently made any misrepresentation hereunder.

         10.4 NOTICE.

              (a) Promptly after receipt by an Indemnified Party of notice of the assertion of any claim by a Person not a party to this Agreement (a "Third Party Claim") with respect to which such Indemnified Party expects to make a request for indemnification hereunder, such Indemnified Party shall give the Indemnifying Party written notice describing such claim in reasonable detail. The Indemnifying Party shall, upon receipt of such notice, be entitled to participate in or, at the Indemnifying Party's option, assume the defense, appeal or settlement of, such claim with respect to which such indemnity has been invoked with counsel selected by it and approved by the Indemnified Party (such approval not to be unreasonably withheld), and the Indemnified Party will fully cooperate with the Indemnifying Party in connection therewith; provided, that the Indemnified Party shall be entitled to employ separate counsel (at the expense of the Indemnifying Party) to represent such Indemnified Party if counsel selected by the Indemnifying Party cannot, by reason of any actual or deemed conflict of interest, adequately represent the interests of the Indemnified Party. In the event that the Indemnifying Party fails to assume the defense, appeal or settlement of such claim within 20 days after receipt of notice thereof from the Indemnified Party, and the Indemnified Party is, or reasonably may be, prejudiced thereby, the Indemnified Party shall have the right to undertake the defense or appeal of, or settle or compromise, such claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, no settlement shall be for an amount in excess of such claim. The Indemnifying Party shall not settle or compromise any such claim without the Indemnified Party's prior written consent, unless the terms of such settlement or compromise release the Indemnified Party from any and all liabilities with respect to such Third Party Claim.

              (b) Any indemnifiable claim that is not a Third Party Claim shall be asserted by written notice to the Indemnifying Party. If the Indemnifying Party does not respond to such notice within 30 days, it shall have no further right to contest the validity of such claim.

         10.5 EXCLUSIVE REMEDY. Except as set forth in Section 10.7 below, the indemnification rights of the parties hereto under this Agreement shall be subject to, and deemed effective as of, the Closing of the transactions contemplated hereunder and, except as set forth in Section 10.3(i), are the exclusive rights and remedies of the parties hereto, including, without limitation, for any misrepresentation or breach of warranty.

         10.6 REPRESENTATIONS OF THE PARTIES. Except for the representations and warranties expressly set forth herein and the Schedules hereto, no party hereto makes any representation or warranty of any kind or nature regarding the Business or any other matter, fact or circumstance, and Parent and the Purchaser acknowledge that they (and their authorized agents and representatives, including Arthur Anderson, LLP) have conducted their own investigation and due diligence review of the Company and have reviewed the operations, facilities, books and records of the Company and the Steadi Group and have met with and interviewed such employees, suppliers and customers as they deemed appropriate.

         10.7 CERTAIN ADDITIONAL MATTERS.

              (a) Notwithstanding anything contained herein, the Sellers shall pay, satisfy and discharge, and indemnify and hold the Purchaser Indemnitees harmless from and against (i) any and all Taxes of the Steadi Group for all taxable periods, or portions thereof, prior to the Closing Date, (ii) all claims and causes of action now or hereafter asserted by any third party against any member of the Steadi Group in connection with the matters set forth in Numbers 3 and 4 of Schedule 4.15 hereto and (iii) all claims and causes of action now or hereafter inserted by William Sands against any member of the Steadi Group in connection with any event, occurrence or cause of action arising prior to the Closing Date.

              (b) The liability of the Sellers under the preceding paragraph (a) shall be joint and several, except that Robert Schoenberg and Steven Klein shall only be liable for 20% and 10%, respectively, of such amounts.

              (c) The obligation of the Sellers to pay the Taxes of the Steadi Group as set forth in paragraph (a)(i) above shall (i) not apply to federal, state and city income taxes for the fiscal year ending September 30, 1997 and all taxable periods thereafter, (ii) not apply to any state sales or use tax arising in connection with sales or rentals occurring after November 30, 1997, provided, and only to the extent that, the Company has collected the proper amount of tax in respect of each such transaction or event and (iii) only apply to the extent the aggregate amount of such Taxes for which the Sellers have the obligation to pay exceeds $145,000, in which event the aforesaid obligation of the Sellers shall be to pay such excess.

              (d) The matters described in this Section 10.7 shall not be deemed "Purchaser's Indemnification Events" under Section 10.1 above, and the indemnification contained in Section 10.1 shall not include all Losses arising from the matters described in this Section 10.7.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 COVENANT OF FURTHER ASSURANCES. The parties hereto covenant and agree to execute and deliver any and all additional writings, instruments and other documents and take such further actions as shall be reasonably required or requested to effectuate the terms and conditions of this Agreement.

         11.2 ENTIRE AGREEMENT. This Agreement and the Additional Agreements represent the entire agreements between the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and communications with respect thereto and all prior agreements and understandings, whether oral or written, are merged into this Agreement.

         11.3 ASSIGNMENT AND BINDING EFFECT. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of the others and any attempted assignment in violation thereof shall be null and void; provided, however, that the rights of the Purchaser may be assigned to any Affiliate of Parent. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors or permitted assigns or the Indemnified Parties (who shall be deemed third party beneficiaries hereof) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         11.4 AMENDMENT OR MODIFICATION. This Agreement may not be waived, amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed by the Purchaser and the Sellers'
Representative.

         11.5 SEVERABILITY. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect, nor shall it affect their validity or enforceability in any other jurisdiction. To the extent permitted by law, each party hereto waives any provision of law which renders any provision hereof unenforceable in any respect.

         11.6 NOTICES. All notices, requests, demands or other communications under or with respect to this Agreement shall be in writing and shall be given by hand, by telecopy with request for acknowledgment or confirmation of receipt, by Federal Express or other nationally recognized overnight delivery service providing for receipt against delivery (delivery charges prepaid) or by certified or registered U.S. Mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given and effective upon the earlier of
(i) its actual receipt (or acknowledgment or confirmation of receipt), (ii) the next business day after having been sent by Federal Express or similar nationally recognized overnight delivery service providing for receipt against delivery, delivery charges prepaid, or (iii) three days after having been sent by certified or registered U.S. mail, return receipt requested, postage prepaid, addressed as follows:

         If to Sellers:             Richard D. Schoenberg
                                    Steadi-Systems, Ltd.
                                    931 N. Cole Avenue
                                    Hollywood, CA  90038
                                    Telecopier:  213-465-9961

                                            - with a copy to -

                                    Spitzer & Feldman, P.C.
                                    405 Park Avenue
                                    New York, NY  10022
                                    Attention:  M. James Spitzer, Jr., Esq.
                                    Telecopier: 212-838-7472

         If to Purchaser:           Daisytek, Incorporated
                                    500 North Central Expressway
                                    Plano, TX  75074
                                    Attention:  Tom Madden
                                    Telecopier:  972-423-1108

                                            - with a copy to -

                                    Wolff & Samson, P.A.
                                    5 Becker Farm Road
                                    Roseland, New Jersey  07068
                                    Attention:  Morris Bienenfeld, Esq.
                                    Telecopier:  973-740-1407


Any such Person by written notice to each of the others listed in this Section in accordance herewith may change the address to which notices may be directed, but such notice shall be deemed duly given and effective only upon actual receipt thereof.

         12.7 WAIVERS AND EXTENSIONS. Any waiver by any party hereto of any provision or condition of this Agreement or breach thereof or any extension of time granted by any party under this Agreement shall not be construed or deemed to be a waiver of any other provision or condition of this Agreement or breach thereof or extension of time with respect thereto or a waiver of a subsequent breach of or subsequent extension of time with respect to same provision or condition.

         12.8 GOVERNING LAW; PERSONAL JURISDICTION. This Agreement shall be governed by, and be construed in accordance with, the laws of the State of New York without regard to the conflicts of laws principles thereof. Each party hereto hereby agrees that any legal action or proceeding (other than any action seeking injunctive relief, specific performance or other equitable relief) shall be brought in the courts of the State of New York, New York County, or of the United States for the Southern District of New York, and each party hereto hereby accepts for itself and in respect of its property the jurisdiction of said courts in any such suit or proceeding, and each party consents that process therein may be served by registered or certified mail addressed to such party at the address designated for notice pursuant hereto.

         12.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement but all of which taken together shall constitute one and the same instrument.

         12.10 CAPTIONS AND HEADINGS. The captions, section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.11 EXHIBITS AND SCHEDULES. All Exhibits annexed hereto, and all Schedules referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth herein.

         12.12 CONSTRUCTION. The parties hereto hereby acknowledge and agree that they and their respective counsel have independently reviewed and made amendments to this Agreement and that the normal rule of construction, whereby ambiguities are to be resolved against the drafting party, shall be inapplicable to this Agreement.

         12.13 PUBLICITY. Except as otherwise required by applicable laws or regulations, neither Sellers, the Purchaser, Parent, nor any Affiliate of the foregoing, shall issue any press release or make any other public statement prior to the Closing relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other parties hereto to the contents and the manner of presentation and publication thereof, such consent not to be unreasonably delayed or withheld.

         12.14 SELLERS' REPRESENTATIVE. Each Seller hereby appoints the Sellers' Representative as his agent and representative to give and receive all notices and services of process and to take any action, give any consents and waivers or take any other action in connection with the transactions contemplated by this Agreement; provided, however, each Seller shall have the right at any time, upon prior written notice to Parent, to revoke such appointment.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        SELLERS:

                                        ---------------------------------------
                                        Richard D. Schoenberg


                                        ---------------------------------------
                                        Robert Schoenberg


                                        ---------------------------------------
                                        Steven Klein


                                        PURCHASER:

                                        DAISYTEK, INCORPORATED


                                        By:
                                           ------------------------------------
                                              Name: Mark C. Layton
                                              Title: President & CEO


                                        PARENT:

                                        DAISYTEK INTERNATIONAL
                                        CORPORATION


                                        By:
                                           ------------------------------------
                                              Name: Mark C. Layton
                                              Title: President & CEO

                             SCHEDULES AND EXHIBITS
                                       TO
                            STOCK PURCHASE AGREEMENT


Exhibit A                  - Form of Employment Agreements
Exhibit B                  - Multiplier Table
Exhibit C                  - Wire transfer instructions
Exhibit D                  - Form of Legal Opinion
Exhibit E                  - Form of Legal Opinion

Schedule 2.2               - Seller Allocation of Purchase Price and Shares
Schedule 4.1               - Organization and Qualification
Schedule 4.2               - Capitalization
Schedule 4.3               - Voting Trusts, etc.
Schedule 4.4               - Title to Stock
Schedule 4.6               - No Violations
Schedule 4.7               - Audited Financial Statements
Schedule 4.9               - Undisclosed Liabilities
Schedule 4.10              - Accounts Receivable
Schedule 4.11              - Inventory
Schedule 4.14              - Absence of Changes
Schedule 4.15              - Litigation
Schedule 4.16              - Compliance with Laws
Schedule 4.17              - Environmental and Other Permits
Schedule 4.18              - Material Contracts
Schedule 4.20              - Real Property
Schedule 4.21              - Tangible Personal Property
Schedule 4.22              - Customers
Schedule 4.23              - Suppliers
Schedule 4.24              - Employee Benefit Matters
Schedule 4.25              - Labor Matters
Schedule 4.26              - Key Employees
Schedule 4.27              - Certain Interests
Schedule 4.28              - Taxes
Schedule 4.29              - Insurance
Schedule 4.30              - Accounts, Lockboxes
Schedule 6.1               - Personal Guaranties